UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 26, 2016

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
SunTrust Credit Agreement Amendment
On February 26, 2016, Receivable Assets of OnDeck, LLC (“RAOD”), a wholly-owned subsidiary of On Deck Capital, Inc. (the “Company”), amended and restated its existing asset-backed revolving debt facility (the “SunTrust Facility”) as described below. On that date, RAOD entered into that certain Amended and Restated Credit Agreement (the “A&R SunTrust Credit Agreement”) with the Lenders party thereto from time to time, SunTrust Bank, as Administrative Agent for the Class A Revolving Lenders (the “Administrative Agent”), and Wells Fargo Bank, N.A., as Paying Agent (in such capacity, the “Paying Agent”) and as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”). The A&R SunTrust Credit Agreement amends and restates that certain Credit Agreement (the “SunTrust Credit Agreement”) by and among RAOD, as Borrower, the Lenders party thereto, the Administrative Agent, the Paying Agent and the Collateral Agent. The SunTrust Credit Agreement was previously filed as Exhibit 10.2 to the Company's Annual Report on Form 10-Q for the quarter ended June 30, 2015.
The A&R SunTrust Credit Agreement amends the SunTrust Credit Agreement to provide for:

•	an increase in the Class A Revolving Lenders' revolving commitment from an aggregate amount of $50,000,000 to $100,000,000;

•
the utilization of up to half of the SunTrust Facility to finance the Company’s expanded term loan range offered to select, highly qualified customers, which reflects an increase in the maximum scheduled loan term (to up to 36 months) and the maximum original principal amount (to up to $500,000);

•	certain changes to portfolio performance covenants; and

•	various related technical, definitional, conforming and other changes.
The foregoing description of the A&R SunTrust Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R SunTrust Credit Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2016	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer